EXHIBIT 22.1



                   SUBSIDIARIES OF THE COMPANY


                                                  State of
Incorporation
         Name and d/b/a                                or
Organization

Smith's Beverage of Wyoming, Inc.
Wyoming

Western Property Investment Group, Inc.
California